Exhibit 10.1

GASIFIER PURCHASE AGREEMENT

THIS GASIFIER PURCHASE AGREEMENT (this “Agreement”) is made as of this 10th day of November, 2015 (the “Effective Date”), by and between MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas”) and GREEN ARC SUPPLY, L.L.C., a Louisiana limited liability company (“GAS”). MagneGas and GAS are each referred to herein individually as a “Party,” and jointly as the “Parties.”

RECITALS

A. MagneGas is engaged in the business of developing and manufacturing Gasifiers (as defined below) that operate with MagneGas’ proprietary technology to generate a proprietary gaseous fuel from certain waste products (the “MagneGas Fuel”).

B. GAS is a company doing business in Louisiana and Texas with access to a distribution network in Louisiana, Texas and other states for potential marketing of MagneGas Fuel.

C. MagneGas and GAS have entered into that certain Distribution and License Agreement of even date herewith (the “License Agreement”), pursuant to which GAS is granted a license to manufacture, market, distribute and sell MagneGas Fuel within a limited territory and subject to the terms and conditions described therein.

D. As a condition to the License Agreement, MagneGas shall sell and GAS shall purchase a MagneGas gasification system meeting the specifications described herein (the “Gasifier”).

E. The purpose of this Agreement is to set forth the terms and conditions upon which MagneGas will sell to GAS and GAS will purchase the Gasifier from MagneGas, and the respective duties, obligations, and responsibilities of each of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

OPERATIVE TERMS AND CONDITIONS

1.	DEFINITIONS

In addition to any other term defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below.

1.1 “Affiliate” means any legal entity that is owned by, owns, or is under common Ownership with a party. "Ownership" means more than 50% of the voting interests of a Party, whether attained through stock or equity ownership or through a contractual arrangement.

1.2 “Confidential Information” shall have the meaning set forth in Section 12.1.

1.3 “Construction Completion Deadline” shall have the meaning set forth in Section 4.4.

1.4 “GAS Indemnified Parties” shall have the meaning set forth in Section 11.1.

1.5 “Facility” shall have the meaning set forth in Section 3.3.

1.6 “Force Majeure Event” shall have the meaning set forth in Section 13.1.

1.7 “Gasifier” shall mean a 100KW Plasma Arc Gasifier manufactured by MagneGas based on technology which gasifies liquid waste (the Vertical Gasification Gasifier) as specified on Exhibit A.

1.8 “Initial Deposit” shall have the meaning set forth in Section 4.2.

1.9 Reserved.

1.10 “Losses” shall mean any and all damages, settlement amounts, assessments, fines, dues, penalties and other costs and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to third parties with respect to the claim, suit, or action in question by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to such claim, suit, or action.

1.11 “MagneGas Fuel” shall mean the fuel manufactured by a MagneGas Gasifier as defined in the Recitals to this Agreement.

1.12 “MagneGas Indemnified Party” shall have the meaning set forth in Section 11.2.

1.13 “Notice of Completion” shall have the meaning set forth in Section 4.3.

1.14 “License Agreement” shall have the meaning ascribed to that term in the Recitals to this Agreement.

1.15 “Person” or “person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

2.	RESERVED.

3.	PURCHASE AND SALE COMMITMENT

3.1 Sale of Gasifier. Subject to the terms and conditions herein, MagneGas does hereby sell to GAS, and GAS does hereby purchase from MagneGas, one (1) Gasifier as identified on Exhibit A. Notwithstanding the foregoing, in the event that Exhibit A identifies a 100KW Gasifier, MagneGas may, in its sole option, deliver a 200 KW Gasifier.

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3.2 Purchase Price. The purchase price for the Gasifier is Seven Hundred Seventy-five Thousand and No/100 Dollars ($775,000.00) (the “Purchase Price”).

3.3 Delivery Commitment. Delivery of the Gasifier will be to GAS’s leased facility in Flint, Texas (the “Facility”). Subject to the provisions of Sections 4.5 and 4.6 below, MagneGas shall also pay for the cost of transportation to the Facility for installation.

4.	DEPOSIT, PAYMENT AND DELIVERY

4.1 Manner of Payment: Currency. All payments for the Purchase Price of the Gasifier or otherwise in connection therewith shall be calculated and paid in U.S. Dollars and shall be paid by cash wire transfer to an account in the name of MagneGas at SunTrust Bank pursuant to wire instructions that MagneGas will provide to GAS.

4.2 Initial Deposit. A non-refundable deposit of Ten Thousand and no/100 U.S. Dollars (U.S. $10,000.00) has been paid by GAS prior to this date and is hereby acknowledged (the “Initial Deposit”).

4.3 Payments. Payment of the Seven Hundred Sixty-five Thousand and no/100 Dollars ($765,000.00) balance of the total Purchase Price shall be due to MagneGas as follows: (a) Three Hundred Eighty-two Thousand Five Hundred and No/100 Dollars ($382,500.00) contemporaneously with the execution of this Agreement; (b) One Hundred Ninety-one Thousand Two Hundred Fifty and No/100 Dollars ($191,250.00) upon written certification by MagneGas to GAS that construction of the Gasifier is 75% complete; and (c) One Hundred Ninety-one Thousand Two Hundred Fifty and No/100 Dollars ($191,250.00) upon delivery by MagneGas of a Notice of Completion (as hereinafter defined). MagneGas shall be under no obligation to commence manufacture of the Gasifier until receipt of the $382,500.00 payment due contemporaneously with the execution of this Agreement.

4.4 Completion Deadline and Delivery. MagneGas shall have nine (9) months from the payment of the initial $382,500.00 due upon execution of this Agreement to complete manufacture of the Gasifier (the “Construction Completion Deadline”). The Gasifier shall be deemed to have been completed when MagneGas notifies GAS that it has completed construction of the Gasifier and has tested it to produce MagneGas (a “Notice of Completion”).

4.5 Transfer of Title/Shipment and Delivery. Title to the Gasifier will transfer to GAS upon MagneGas’s issuance of a Notice of Completion and the full payment of the Purchase Price by GAS. Subject to the provisions of Section 4.6 below, freight, insurance, transportation and all other costs associated with shipment to the Facility shall be borne solely by MagneGas, and are included in the Purchase Price, with GAS to be named as an additional insured party under any insurance policy covering the Gasifier while in transit. Title and risk of loss passes to GAS upon issuance of the Notice of Completion and prior to shipment of the Gasifier out of the MagneGas facilities.

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4.6 Shipping and Delivery Terms.

(i) The Gasifier will be packed and shipped in a commercially reasonable manner mutually agreed by the parties, consistent with industry standards, and in compliance with applicable law.

(ii) GAS will be responsible for bringing all utilities (water, electricity etc.) to the Facility where the Gasifier will be installed. GAS will be responsible for obtaining all required governmental permits and for preparing the site and surrounding area in its entirety for the delivery and set up of the Gasifier, including ensuring that the site meets the specifications set forth on Exhibit B. MagneGas will be responsible for providing two technicians, at its sole expense, to assist with the installation of the Gasifier.

4.7 Fuel Supply. Until the Commissioning Date (as hereinafter defined) for the Gasifier, MagneGas shall provide MagneGas Fuel from its Florida facilities to GAS, to the extent such fuel is available and not otherwise committed, at the price of $15.00 per 140 cubic foot cylinder, plus shipping costs, net thirty (30) day terms.

4.8 Future Gasifier Purchases. MagneGas will sell additional Gasifiers (having the same specifications as the Gasifier purchased and sold hereunder, but subject to the variations specified in this paragraph) to GAS for installation anywhere within the Territory (as defined in the License Agreement), at the same price and on the same terms and conditions as set forth in this Agreement, except for price increases which may be implemented by MagneGas solely to reflect increased cost of labor or materials. The Gasifiers to be sold hereby are subject to changes in configuration or specifications as may be required by applicable regulations or safety standards or requirements of the gasification system.

5.	ADDITIONAL OBLIGATIONS OF THE PARTIES

5.1 Training. At its sole expense, MagneGas shall provide at least one and up to 10 members of GAS personnel with training relating to the operation of the Gasifier at the Facility. For such purpose, subsequent to shipment of the Gasifier to the Facility, MagneGas will provide the services of one MagneGas technician to GAS for a period of two (2) continuous weeks to provide training at the Facility, as may be required, and commissioning of the Gasifier. Upon completion of such period, MagneGas will certify the Gasifier as operational in accordance with such standards as the parties have accepted as set forth on Exhibit C (the “Commissioning Date”).

5.2 Service and Repair. MagneGas shall provide a service kit containing the items identified on Exhibit A with the Gasifier delivered to the Facility, to support one (1) year of component failures, at no additional cost.

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5.3 Compliance with Law; Licenses and Approvals. Each Party shall comply in all material aspects with all laws, rules, regulations, and other governmental requirements applicable to such Party’s performance or obligations under this Agreement, and shall obtain and maintain all material governmental permits, licenses, and consents required in connection therewith. For clarification purposes, GAS shall be responsible for all permits, licenses, consents and any other compliance relative to the operation of the Gasifier or use of MagneGas Fuel in the facility and in the Territory (as defined in the License Agreement).

5.4 Independent Contractors. Neither MagneGas nor GAS is, nor will any of them be deemed to be, an agent, legal representative, joint venturer, partner, or employee of the other for any purpose during the construction of the Gasifier. For avoidance of doubt, neither MagneGas nor GAS will be entitled to (a) enter into any contracts in the name of or on behalf of each other, (b) pledge the credit of any party other than itself in any way or hold itself out as having authority to do so, or (c) make commitments or incur any charges or expenses for or in the name of each other. As to each other, for purposes of this Agreement, MagneGas and GAS shall be independent contractors.

6.             NO LICENSE GRANTED. The purchase of the Gasifier does not comprise a grant of any license to GAS to use the name “MagneGas” or to sell or distribute any MagneGas Fuel. Any rights to such a license exist and are granted only pursuant to the terms of the License Agreement.

7.	SURVIVAL

All of the respective obligations, representations and disclaimers of the Parties set forth in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Gasifier to the Facility.

8.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF ADDITIONAL WARRANTIES; COVENANTS BY GAS

8.1 By Both Parties. Each Party represents and warrants to the other Party that (a) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, (b) it is not a party to any agreement or understanding, and knows of no law or regulation, that would prohibit it from entering into and performing its obligations under this Agreement, or that would conflict with this Agreement, and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

8.2 Additional Warranties of MagneGas. MagneGas additionally represents and warrants to GAS that (a) it owns or has sufficient rights to manufacture and sell the Gasifier that will be supplied pursuant to this Agreement, (b) title to the Gasifier will be conveyed to GAS free and clear of any liens or encumbrances, (c) it has sufficient manufacturing capacity and access to sufficient quantities of raw materials and component parts, materials and ingredients to produce and provide the Gasifier to which it has committed hereunder, (d) such Gasifier is protected by patents issued by the US Patent and Trademark Office (the “USPTO”) or is otherwise covered by patents pending with the USPTO, and to the best knowledge of MagneGas does not infringe on the intellectual property of any third party in the United States, (e) such Gasifier, at the time of shipment, and for a period of one year thereafter, will conform in all material respects with the agreed-upon specifications for such Gasifier as set forth on Exhibit A, (f) such Gasifier shall be fit for its intended purpose, reasonably safe for use in accordance with the instructions provided to GAS in writing, and free from any defects in design or manufacturing, and (g) that as of the date hereof the use of the Gasifier to make MagneGas Fuel complies with the applicable laws and regulations of the United States and Florida, and that MagneGas has made and will make available to GAS all third party reports received by it certifying or relating to such compliance or to the content of emissions from the Gasifier during the processing or manufacturing of MagneGas Fuel. MagneGas makes no representation as to the Gasifier’s compliance with the laws and regulations of any country other than the United States of America, and has not undertaken to determine whether use of the Gasifier in Texas is compliant with local laws and regulations. MagneGas also provides the specific warranties contained in Exhibit C hereto.

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8.3 Additional Warranties of GAS. GAS additionally represents and warrants to MagneGas that neither GAS nor any of its representatives will intentionally make any oral or written representations which vary materially from the specifications, warranties, or representations by MagneGas with respect to the Gasifier or the MagneGas Fuel as stated in packaging or written documentation provided in writing by MagneGas to GAS relating to the Gasifier or MagneGas Fuel. GAS acknowledges that GAS is solely responsible for ensuring compliance with Texas laws, including, but not limited to, all environmental laws and regulations and all applicable laws and regulations at the state and local levels in Texas, during the initial installation of the Gasifier in the Facility for the manufacture of the MagneGas Fuel. GAS further warrants and covenants that it will not reverse engineer, grant access to the Gasifier to third parties for the purpose of reverse engineering, or otherwise misappropriate the Gasifier technology. GAS acknowledges that the foregoing covenant is particularly important to MagneGas and that MagneGas is relying on this covenant and on the confidentiality provisions of Section 12 hereof in order to enter into this Agreement. GAS will further promptly notify MagneGas if and when it becomes aware of any apparent infringement of the MagneGas technology in Texas.

8.4 Disclaimer of Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED.

8.5 Warranty Remedies. IN THE EVENT OF ANY BREACH OF ANY OF THE GASIFIER WARRANTIES CONTAINED HEREIN, GAS MAY REQUIRE THE REPAIR OR REPLACEMENT OF THE DEFECTIVE GASIFIER OR PART, OR RETURN OF THE PRICE PAID BY GAS.

9.	[RESERVED]

10.	LIMITATIONS OF LIABILITY

10.1 Limitation on Certain Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH THE GASIFIER, THE MAGNEGAS FUEL OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY REFLECTS A DELIBERATE AND BARGAINED FOR ALLOCATION OP RISKS BETWEEN GAS AND MAGNEGAS AND IS INTENDED TO BE INDEPENDENT OF ANY EXCLUSIVE REMEDIES AVAILABLE UNDER THIS AGREEMENT, INCLUDING ANY FAILURE OF SUCH REMEDIES TO ACHIEVE THEIR ESSENTIAL PURPOSE.

10.2 THE TOTAL LIABILITY OF MAGNEGAS FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL BE LIMITED TO ACTUAL OUT-OF-POCKET DAMAGES, INCLUDING BUT NOT LIMITED TO GOVERNMENTAL FINES. IN THE EVENT THAT THE LIABILITY FOR LOSS AND/OR DAMAGE ARISES IN CONNECTION WITH THE MALFUNCTION OF A GASIFIER OR PART THEREOF, AT MAGNEGAS’s OPTION, MAGNEGAS MAY INSTEAD REPAIR OR REPLACE SUCH PRODUCTS, BUT IN NO EVENT SHALL MAGNEGAS BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM ANY PRODUCT DEFECT.

10.3 IN THE EVENT OF A TERMINATION OF THIS AGREEMENT BY MAGNEGAS DUE TO A FORCE MAJEURE EVENT AS SET OUT IN SECTION 13.1, MAGNEGAS’ SOLE OBLIGATION HEREUNDER AND GAS’ SOLE REMEDY SHALL BE THE RETURN OF THE $775,000.00 PURCHASE PRICE.

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10.4 Essential Part of the Bargain. The Parties acknowledge that the limitations of liability set forth in this Article 10 are an essential element of this Agreement between the Parties, and that the Parties would not have entered into this Agreement but for such limitations of liability.

11.	INDEMNIFICATION

11.1 Indemnification by MagneGas. MagneGas shall defend and/or settle any and all third party claims, suits, and actions asserted against GAS, its Affiliates, or their respective employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “GAS Indemnified Party”), to the extent such claims, suits or actions arise from or are based on (i) any breach by MagneGas of any of its representations, or warranties set forth in Article 8 or (ii) an actual or alleged claim of infringement or misappropriation of a patent, copyright, trademark or trade secret of any third party in connection with GAS’s use of the Gasifier. All settlements under this Section 11.1 shall be subject to discussion with GAS and shall require the prior written consent of both Parties. GAS (and the applicable GAS Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, MagneGas shall indemnify and hold harmless the GAS Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

11.2 Indemnification by GAS. GAS shall defend and/or settle any and all third party claims, suits, and actions asserted against MagneGas, its Affiliates, or their respective employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “MagneGas Indemnified Party”), to the extent such claims, suits or actions arise from or are based on any breach by GAS of any of its representations or warranties set forth in Article 8. All settlements under this Section 11.2 shall be subject to discussion with MagneGas and shall require the prior written consent of both Parties. MagneGas (and the applicable MagneGas Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, GAS shall indemnify and hold harmless the MagneGas Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

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12.	CONFIDENTIALITY

12.1 Confidential Information. As used in this Agreement, “Confidential Information” means any material or information disclosed by either Party to the other Party, in writing, orally or by inspection of tangible objects (including, without limitation, material or information relating to such Party’s research, development, customers, prospective customers, markets, finances, or other business interests or trade secrets), which is designated in writing as “Confidential,” “Proprietary” or some similar designation.

12.2 Confidentiality and Non-Use. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and shall not disclose such Confidential Information to any third party, except to its attorneys and other advisors provided that such third party agrees in writing to abide by restrictions on confidentiality and non-use that are substantially the same as those set forth herein. Without limiting the foregoing, each Party shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, which care shall be no less than reasonable care, to prevent the disclosure of Confidential Information of the other Party. Each Party will promptly notify the other Party of any actual or suspected misuse or unauthorized disclosure of the other Party’s Confidential Information.

12.3 Exceptions. The provisions of this Article 12 shall not apply to material or information that: (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving Party; (b) was known to the receiving Party, without restriction, at the time of disclosure (other than through a disclosure to the receiving Party by the disclosing Party prior to the Effective Date), as demonstrated by documentation in existence at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing Party; (d) was independently developed by the receiving Party without use of any Confidential Information of the disclosing Party; (e) becomes known to the receiving Party, without restriction, from a third party not bound by an obligation of confidentiality; or (f) is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Article 12. In addition, the receiving Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by law or by order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party provides prompt notice thereof to the disclosing Party so as to afford the disclosing Party reasonable opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

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12.4 Confidentiality of Agreement. The terms and conditions of this Agreement, but not its existence, shall be treated as Confidential Information of each Party. Upon the advance written consent of both Parties, not to be unreasonably withheld, the Parties may elect to issue press releases or other forms of publicity regarding the specific terms and conditions of this Agreement or regarding the business relationship under this Agreement.

13.	GENERAL PROVISIONS

13.1 Force Majeure. Neither Party shall be considered in default of its performance of any obligation hereunder (other than an obligation to make any payment due hereunder) to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such Party’s reasonable control, including, without limitation, any act, failure to act, or delay in acting on the part of any governmental authority (including the imposition of regulations which would prohibit the sale or manufacture of the Gasifier or of MagneGas Fuel or which would require additional research and development and with which a Party would be unable to comply within a reasonable time); strikes or other labor difficulties; accidents or disruptions such as fire, explosion, terrorism, flood, epidemics, unanticipated breakdown, failure, or delay of third party essential machinery or telecommunications services, or civil disturbance (each, a “Force Majeure Event”). If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such Force Majeure Event and to overcome such Force Majeure Event as soon as reasonably possible. A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with a written description of the facts giving rise to said event when it arises and statement claiming Force Majeure giving rise to suspension of the Parties’ obligation hereunder during the pendency of such conditions of Force Majeure. If such Party is not able to perform within ninety (90) days after the event giving rise to the excuse of Force Majeure, the other Party may terminate this Agreement.

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13.2 Assignment; Binding Effect. GAS may assign its rights under this Agreement to the purchaser in a sale of all or substantially all of the assets of GAS, or to the surviving entity in a merger of GAS with and into another entity, provided that the assignee is a permitted assignee of GAS’s rights under the License Agreement under the provisions for assignment set forth therein. Except as set forth in the preceding sentence, neither Party may, assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such assignment, delegation, or transfer shall be null and void. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

13.3 No Rights In Third Parties. Nothing in this Agreement will confer any rights upon any person other than the Parties and their respective successors and assigns.

13.4 Choice of Law: Jurisdiction. This Agreement and its subject matter shall be governed by and interpreted in accordance with the laws of the State of Florida, without reference to any principles governing conflicts of law that might cause the laws of any other jurisdiction to apply.

13.5 Legal Fees. If either Party brings an action against the other Party in order to enforce the terms and conditions of this Agreement, the non-prevailing Party in such action shall pay all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party.

13.6 Notices. All notices required under this Agreement shall be deemed effective upon receipt and shall be (a) delivered personally, (b) sent via overnight delivery using a nationally recognized courier service (e.g., UPS or FedEx), to the Party to be notified, at the address(es) for such Party set forth below, or at such address(es) of which such Party has provided notice in accordance with the provisions hereof, as follows:

To MagneGas:	150 Rainville Rd
Tarpon Springs, FL 34689
Attn: Ermanno Santilli, CEO

with a copy to:	Shutts & Bowen LLP
4301 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Attn: Olga M. Pina, Esq

To GAS:	1845 Highway 3062
Homer, LA 71040
Attn: Clinton Rafe Dean, Manager

with a copy to:	Wiener, Weiss & Madison, APC
333 Texas Street, Suite 2350
Shreveport, LA 71101
Attn: Cliffe C. Laborde III

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13.7 Entire Agreement; Amendments. This Agreement, including any Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties with respect to its subject matter. All prior and contemporaneous agreements and understandings between the Parties, whether oral or written, are hereby superseded in their entirety by this Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties.

13.8 No Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

13.9 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be modified to reflect the fullest legal and enforceable expression of the intent of the Parties or, if not possible, severed, and the remainder of this Agreement will not be affected thereby. Notwithstanding the foregoing, the limitations of liability in Article 11 and the indemnification provisions in Article 12 are considered by the Parties to be integral to this Agreement and may not be modified or severed from this Agreement.

13.10 Interpretation. The Section, Article, and Exhibit headings contained in this Agreement are for reference purposes only, and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Unless otherwise expressly indicated, all references to Sections, Articles, and Exhibits are to the Sections, Articles, Exhibits and Schedules of this Agreement.

13.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of his Agreement to produce or account for more than one such counterpart. Facsimile or electronically scanned copies will be given the same force and effect as original documents.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.

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MAGNEGAS CORPORATION

By:
Name:	Ermanno Santilli
Title:	President and CEO
Date:	November 10, 2015

GREEN ARC SUPPLY, LLC

By:
Name:	Clinton Rafe Dean
Title:	Manager
Date:	November 10, 2015

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EXHIBIT A
DESCRIPTION OF GASIFIER

100KW MagneGas Gasification System

Deliverable Product Structure:

System Specifications

1. MODES FOR USE

TOTAL MODE: For the gasification of various liquid such as ethylene glycol and other hydrocarbon liquids via its recirculation through the arc until liquid molecules are converted by the arc and into usable MagneGas Fuel, heat and a percentage of carbon residue.

2. MAIN COMPONENTS

•	Environmental
•	Temperature: 0[o] – 125[o] F
•	Humidity: 5 – 95%
•	Input Power
•	Voltage: 480 VAC, 60 Hz
•	Amps: 335 A (nominal)
•	Electrodes
•	Anode: 1.5” x 4” x 2
•	Cathode: 1.5” x 18” x 2
•	Platform
•	Palletized Subsystems with spill containment where required.
•	Features:
•	PC Based System Controller
•	Built to ATEX/US Class 1, Division 1 Standards
•	Multi-Level Safety Design
•	Detailed Operational / Maintenance Manuals

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ASSEMBLY OF GASIFIER

All of the components will have a maximum width of 8 feet (2.44 Meters) so that it can be transported. However, for operation in location they must be placed at certain relative distances from each other and other equipment such as buildings, roads, and vehicular traffic and property lines to meet safety code regulations. Equipment will be placed in accordance to an approved site plan meeting all local requirements.

ACCESSORIES

The above specified Gasifier is delivered (i) in fully operational and automatic condition, (ii) with Operating Manual, and (iii) with spare electrodes for initial testing and operation.

DISCLAIMER

The production of MagneGas varies greatly with even minimal changes in the liquid feedstock. As an example when operating in water without any organic contaminants the production of MagneGas is expected to be less than half the maximum production indicated above.

ELECTRODES

The Gasifier as above specified shall be delivered with Electrodes sufficient for initial testing and operation. All additional electrodes have to be purchased from MagneGas. The use of electrodes not authorized by Manufacturer implies the automatic termination of all warranties because of expected malfunction as well as potential serious safety issues and possible damage to the MagneGas Technology.

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APPROVED LIQUID WASTE

The Gasifier should be solely used with liquid waste approved by the company in writing. Any use of liquid waste not approved by the company will imply the termination of the warranty and may cause damage to the Gasifier as well as injury to the operators.

INSTALLATION

Buyer is responsible for all setups needed to install the Gasifier by using Buyer’s technicians trained at the Manufacturers plant.

PRODUCT WARRANTIES

Manufacturer hereby warrants that Gasifier will be delivered as identified in the Purchase Agreement to which this Exhibit A is attached and will have the performance specified in this Exhibit A and the Agreement.

Manufacturer furthermore warrants the proper operation of the Automatic Control, the Automatic Refill, and the Automatic Gas Station as herein stated for the duration of one year from the date of delivery, said warranty covering the payment by Manufacturer of all parts for their replacement.

All additional components of the Gasifier carry a warranty from their own manufacturers. For instance, the Miller AC-DC Converters carry a written warranty from their manufacturer, the US Miller Corporation, and the same applies for pumps and other standard parts not manufactured by Manufacturer. All such warranty details will be passed from Manufacturer to Buyer on or before delivery.

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EXHIBIT B

100 KW System Top Level Facility and Equipment Requirements

1.0	System Electrical Service and Components

1.1	480 VAC, 500 Amp, 3 Phase

1.2	All electrical panels within:

1.2.1	Class 1 Division 1 zone (25’ from emission source) shall be explosion proof

1.2.2	Class 1 Division 2 zone (15’ from emission source) shall be explosion proof

2.0	Control and Power Area

2.1	Classification: Non-explosion proof

2.2	Location: Indoors (air conditioned)

2.3	Area: 12’x’12’x12’ (L x W x H)

2.4	Limitations:

2.4.1	25’ separation from Class 1 Division 1 sources

2.4.2	15’ separation from Class 1 Division 2 sources

2.5	Components:

2.5.1	Control Subsystem with Operator Workstation

2.5.2	Power Subsystem

3.0	Main Plant Pallet

3.1	Classification: Explosion Proof, Class 1 Division 1

3.2	Location: Outdoors (preferably under roof with ridge vent, no more than 2 walls under roof)

3.3	Area:

3.3.1	Level

3.3.2	12’x’16’x15’ (L x W x H)

3.4	Limitations:

3.4.1	Keep clear from overhead power lines

3.4.2	25’ separation from property lines

3.4.3	25’ separation from non-explosion proof equipment

3.5	Components:

3.5.1	Feedstock Subsystem

3.5.2	Venturi Subsystem

3.5.3	Waste Tank

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4.0	Gas Subsystem Pallet

4.1	Classification: Explosion Proof, Class 1 Division 1

4.2	Location: Outdoors (preferably under roof with ridge vent, no more than 2 walls under roof)

4.3	Area:

4.3.1	Level

4.3.2	12’x’6’x8’ (L x W x H)

4.4	Limitations:

4.4.1	Keep clear from overhead power lines

4.4.2	25’ separation from property lines

4.4.3	25’ separation from non-explosion proof equipment

4.5	Components:

4.5.1	Filters

4.5.2	Buffer Tanks

4.5.3	Regulators

5.0	Compressor Subsystem Pallet

5.1	Classification: Explosion Proof, Class 1 Division 1

5.2	Location: Outdoors (preferably under roof with ridge vent, no more than 2 walls)

5.3	Area:

5.3.1	Level

5.3.2	12’x’6’x8’ (L x W x H)

5.4	Limitations:

5.4.1	Keep clear from overhead power lines

5.4.2	25’ from property lines

5.4.3	25’ from non-explosion proof equipment

5.5	Components:

5.5.1	Compressors

5.5.2	High Pressure Filters

5.5.3	Fill Station

6.0	Cooling Subsystem

6.1	Classification: Non-explosion proof

6.2	Location: Outdoors

6.3	Area:

6.3.1	Level cement pad

6.3.2	10’x’10’x8’ (L x W x H)

6.4	Limitations:

6.4.1	25’ separation from Class 1 Division 1 sources

6.4.2	15’ separation from Class 1 Division 2 sources

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6.5	Components:

6.5.1	Cooling Tower

6.5.2	Water Pump

7.0	Miscellaneous Equipment Requirements

7.1	Explosion Proof Forklift shall be used for transporting cylinders cages, and pallets when the system is producing gas.

7.2	Spark-proof tools shall be used in all Class 1 Division 1 and Class 1 Division 2 zones.

7.3	High Pressure Manifolds are required for filling multiple cylinders simultaneously.

7.4	Precision High Pressure Gauges are required to ensure proper filling level of the cylinders.

7.5	Reference Cylinder a reference cylinder must be established to ensure proper filling level of cylinders across various temperature ranges.

7.6	MagneGas/Harris regulators are required for regulating the MagneGas fuel output pressure.

Flame Arrestors are required to prevent flashback.

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EXHIBIT C

SPECIFIC GASIFIER WARRANTIES

MagneGas Plasma Arc Through Module and Electronic Controls

1 Year Parts and Labor Warranty excluding general maintenance

Direct Manufacturer Warranties*

AMCOT Cooling Tower ST-80:	10 years parts and labor on outside casing

2 years parts and labor on the PVC fill

1 year parts and labor on internal component

Miller SUBARC DC 1000:	3 years parts and labor

Heat Exchangers Thermal Transfer
Products C-1760-3.5-6-T:	1 year parts and labor

Compressor COLTRI MCH/24 ETS:	1 year parts and labor

Moyno Pump Model 44402:	1 year parts and labor

*In the event that the manufacturer of a component listed above changes, the same warranty will apply.

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